Exhibit 99.8

Consent of Current Capital Securities LLC

November 7, 2023

We hereby consent to (i) the inclusion of our opinion letter dated June 8, 2023, to the Board of Directors of Prospector Capital Corp. (the “Company”) as Annex J to the proxy statement/prospectus which forms a part of the registration statement on Form F-4 of LeddarTech Holdings Inc. (the “Issuer”), filed with the Securities and Exchange Commission (the “SEC”) as of the date hereof (the “Registration Statement”) relating to the proposed transactions involving the Company, the Issuer, and certain other entities and (ii) all references to such opinion in the sections captioned:

●	“Questions and Answers about the Business Combination— Questions and Answers about the EGM of Prospector’s Shareholders and the Related Proposals— Did Prospector’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?”

●	“Risk Factors— Risks Related to Ownership of Surviving Company Common Shares Following the Business Combination and the Surviving Company Operating as a Public Company— The fairness opinion obtained by the Prospector Board will not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.”

●	“The Business Combination—The Background of the Business Combination”

●	“The Business Combination— Prospector’s Board of Directors Reasons for the Approval of the Business Combination” and

●	“Prospector Shareholder Proposal No. 1 — The Business Combination Proposal—Opinion of Current Capital”

of such proxy statement/prospectus. The foregoing consent applies only to the Registration Statement being filed with the SEC as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the SEC thereunder.

/s/ Current Capital Securities LLC